                                                                   Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES

      As of the date of this prospectus, we have no preferred stock outstanding. Accordingly, no ratio of earnings to fixed charges and preferred dividends is presented in this prospectus.

      Our ratio of earnings to fixed charges for each of the periods indicated is calculated as follows (in thousands):

                                                       FOR THE
                                                       QUARTER
                                                        ENDED
                                                       MARCH 31,              FOR THE YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------------
                                                         2005        2004       2003      2002        2001        2000
      EARNINGS

      Pre-tax income (loss) from continuing
        operations                                       1,030       1,236     (3,128)   (8,725)    (15,144)    (16,210)
      Add back:  Minority interest in consolidated
        subsidiaries                                        --          --         --        --          --          --
      Add back:  Income (loss) from equity investees        --          --         --        --          --          --
                                                      -----------------------------------------------------------------
(A)   PRE-TAX INCOME (LOSS) FROM CONTINUING
      OPERATIONS BEFORE ADJUSTMENT FOR MINORITY
      INTERESTS IN CONSOLIDATED
      SUBSIDIARIES AND INCOME (LOSS) FROM
        EQUITY INVESTEES.                                1,030       1,236     (3,128)   (8,725)    (15,144)    (16,210)

      ADD:
 (1)  Fixed charges [SEE TABLE BELOW]                       19          15      1,006       428          27       3,114
 (2)  Amortization of capitalized interest                  --          --         --        --          --          --
 (3)  Distributed income of equity investees                --          --         --        --          --          --
 (4)  Share of pre-tax losses of equity investees
        for which charges arising from guarantees
        are included in fixed charges                       --          --         --        --          --          --
                                                      -----------------------------------------------------------------
(B)   SUBTOTAL (1) THROUGH (4)                              19          15      1,006       428          27       3,114
                                                      -----------------------------------------------------------------

      SUBTRACT:
 (5)  Interest capitalized                                  --          --         --        --          --          --
 (6)  Preference security dividend requirements of
      consolidated subsidiaries                             --          --         --        --          --          --
 (7)  Minority interest in pre-tax income of
        subsidiaries that have not incurred
        fixed charges.                                      --          --         --        --          --          --
                                                      -----------------------------------------------------------------
(C)   SUBTOTAL (5) THROUGH (7)                              --          --         --        --          --          --
                                                      -----------------------------------------------------------------


(A)+(B)-(C) TOTAL EARNINGS AVAILABLE FOR FIXED
            CHARGES                                      1,049       1,251     (2,122)   (8,297)    (15,117)    (13,097)
                                                      =================================================================

        FIXED CHARGES

        ADD:
        Interest, expensed and capitalized                   19          15      1,006       428          27       3,114
                                                       -----------------------------------------------------------------

        TOTAL FIXED CHARGES                                 19          15      1,006       428          27       3,114


        RATIO OF EARNINGS TO FIXED CHARGES                55.7        81.4          *         *           *           *
        DEFICIENCY                                           *           *      3,128     8,725      15,144      16,210


        For the purpose of this computation, earnings are defined as pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and amortized discounts related to indebtedness. The deficiency represents the shortfall in earnings required to cover fixed charges.